EXHIBIT C-9

                    BEFORE THE TENNESSEE REGULATORY AUTHORITY

                              NASHVILLE, TENNESSEE

                                December 14, 2001

IN RE:                           )
                                 )
APPLICATION OF POWERGEN plc      )                  DOCKET NO.
TO TRANSFER CONTROL TO E.ON AG   )                   01-00845

________________________________________________________________________________

                   AMENDED ORDER APPROVING TRANSFER OF CONTROL
________________________________________________________________________________

     An Order was entered in this matter on November 28, 2001 which reflected the action of the Tennessee Regulatory Authority (the "Authority") in approving the Application of Powergen, plc ("Powergen") at the October 23, 2001 Authority Conference. That Order, as issued, contains certain language which could be construed as inconsistent with the intent of Powergen's Application (the "Application"). In order to clarify its decision, the Authority issues this Amended Order, which supersedes the Authority's Order issued on November 28, 2001.

     This docket came before the Authority at a regularly scheduled Authority Conference held on October 23, 2001, on the Application of Powergen, pursuant to the provisions of Tenn. Code Ann. ss. 65-4-113, for approval of a corporate restructuring in which Powergen's control over the Certificate of Public Convenience and Necessity ("CCN") currently held by Kentucky Utilities ("KU") to provide utility services in Tennessee will be transferred to E.ON AG ("E.ON").

Background

     The Application states that Powergen is the ultimate parent of KU, a public utility authorized to provide electric service in Tennessee. LG&E Energy ("LG&E") directly owns KU. As of April 9, 2001, E.ON has made a pre-conditional cash offer to acquire all shares of Powergen. Though its Application, Powergen requests that the Authority approve a transfer of control of KU to E.ON. After the acquisition, Powergen will be a wholly-owned subsidiary of E.ON, while LG&E and KU will survive the acquisition and continue their corporate existence.

     According to the Application, E.ON is an Aktiengessellschaft formed under the laws of the Federal Republic of Germany. An Aktiengessellschaft is the German legal equivalent of a United States stock corporation. E.ON's shares are traded on all German stock exchanges, the Swiss Stock Exchange, and as American Depository Receipts on the New York Stock Exchange. The Application states that in December of 2000, E.ON ranked as Germany's third largest industrial group with over 180,000 employees. Its market capitalization on April 6, 2001 was approximately $35.7 billion. Through its wholly owned subsidiary, E.ON Energie, E.ON supplies roughly one third of Germany's electricity. E.ON, including its minority shareholders, also supplies over thirty percent (30%) of Germany's natural gas. E.ON has stakes in energy utilities in Sweden, Switzerland, the Netherlands, Italy, Poland, Russian, Latvia, Hungary, Austria, and the Czech Republic. It is the fourth-largest electricity provider in the world by sales volume, and it supplies electricity and natural gas to approximately twenty-five
(25) million residential and commercial customers.

The Application

     Powergen's Application was filed on September 26, 2001 and requests that the Authority approve a transfer of control of KU from its current ultimate parent company, Powergen, to its prospective ultimate parent company, E.ON. The Application states that KU will continue to hold its CCN in Tennessee upon its acquisition by E.ON and that there will be no change in the corporate structure of LG&E or KU.

Requirement of Approval by the Authority

     Authority approval of a transfer of control involving public utilities holding certificates of public convenience and necessity is required under Tenn. Code Ann.ss.65-4-113(a), which provides as follows:

     No public utility, as defined in ss. 65-4-101, shall transfer all or any part of its authority to provide utility services, derived from its certificate of public convenience and necessity issued by the [A]uthority, to any individual, partnership, corporation or other entity without first obtaining the approval of the [A]uthority.

Public Interest

     According to the Application, KU currently has six (6) customers in Tennessee. The proposed transfer of ownership will have no effect on the company name, address, contact information, services, rates, or terms and conditions of service for these customers.

     After the acquisition of ownership and control of Powergen by E.ON, LG&E and KU will continue to have the financial, technical and managerial abilities necessary to provide reasonable service to their respective customers. The transfer of authority will benefit the consuming public because the transfer will allow KU to maintain strong credit ratings and raise capital at reasonable rates because of E.ON's strong financial condition. Thus, the approval of the transfer of authority will serve the public interest.

Findings

     Based upon careful consideration of the Application and the entire record in this matter, the Authority finds and concludes as follows:

     1. The Authority has jurisdiction over the subject matter of this Application pursuant to Tenn. Code Ann.ss.65-4-113.

     2. KU has been granted authority to provide public utility services in Tennessee.

     3. Following the consummation of the transaction, KU will be an indirect subsidiary of E.ON.

     4. As part of an acquisition proposed by Powergen, control over KU's authority to provide utility services will be transferred to E.ON.

     IT IS THEREFORE ORDERED THAT:

     The Application for approval of the transfer of control of authority described herein is approved.

                                             \s\
                                                -----------------------------
                                                Sara Kyle, Chairman

                                             \s\
                                                -----------------------------
                                                H. Lynn Greer, Jr., Director

                                             \s\
                                                -----------------------------
                                                Melvin J. Malone, Director


ATTEST:

\s\
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    K. David Waddell, Executive Secretary